Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2010 relating to the consolidated financial statements of TransGlobe Energy Corporation (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles) and the effectiveness of TransGlobe Energy Corporation’s internal control over financial reporting appearing in the Annual Report on Form 40-F of TransGlobe Energy Corporation for the fiscal year ended December 31, 2009.

November 12, 2010	/s/ “Deloitte & Touche LLP”
Calgary, Canada	Independent Registered Chartered Accountants